SWANK, INC.
                         90 PARK AVENUE
                    NEW YORK, NEW YORK 10016


                                        May 4, 1998

Mr. Marshall Tulin
Paine Road
Hewlett, New York  11557

Dear Mr. Tulin:

          Reference is hereby made to the Agreement dated as of

June 20, 1991 between Swank, Inc. (the "Corporation") and you concerning your employment by the Corporation as amended by

letter agreements dated as of January 1, 1992, September 1,

1993 and October 30, 1995 between the Corporation and you (as so amended, the "Existing Employment Agreement").  This letter will serve to confirm our understanding and agreement with regard to the Existing Employment Agreement as follows:

          The term of the Existing Employment Agreement is

extended effective on July 1, 1998 for a period of one (1) year,

from and including July 1, 1998 to and including June 30, 1999.

In addition, on June 30, 1999 and on each subsequent June 30, the term of the Existing Employment Agreement, as previously extended in accordance with this letter, shall be automatically extended for an additional period of one (1) year, from and including the next July 1 to and including June 30 of the following calendar year, unless either the Corporation or you shall give the other party not less than 30 days' written notice prior to such June 30 that the term of the Existing Employment Agreement shall not be further extended.  In the event either party shall give the other party such written notice, the term of the Existing Employment

Agreement, as previously extended, shall not thereafter be

further extended beyond the then current expiration date thereof and the Existing Employment Agreement, as modified and amended by this letter agreement, shall terminate on such expiration date.

          During the period of any extension of the term of the

Existing Employment Agreement, you will continue to (i) serve the

Corporation as its Chairman of the Board and will perform such duties and services incident to such position as determined by the Board of Directors of the Corporation from time to time and

(ii) receive a base salary at the rate of $360,000 per annum,

payable at the times and in the manner as is set forth in the

Existing Employment Agreement, and such additional compensation,

if any, as the Board of Directors of the Corporation shall from time to time determine.

          Except as modified and amended by this letter, the

Existing Employment Agreement shall remain and continue in full force and effect on and after the date hereof.

          This letter may be executed in any number of

counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same

agreement.

          This letter shall be governed by, and construed and

enforced in accordance with, the laws of the State of New York,

without regard to principles of conflicts or choice of law.

          If the foregoing correctly sets forth our understanding

and agreement, kindly countersign this letter in the space

provided below.

                                   Very truly yours,

                                   SWANK, INC.


                                   By:    /s/ Christopher F. Wolf
                                   Title:   Sr.  Vice  President,
                                            CFO

ACCEPTED AND AGREED:


    /s/ Marshall Tulin

      Marshall Tulin